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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of XOOM.com, Inc. pertaining to the Paralogic Software Corporation 1998 Stock Incentive Plan, as amended, of our report dated January 25, 1999 (except for the fourth paragraph of Note 9, as to which the date is April 5, 1999) with respect to the consolidated financial statements of XOOM.com, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission and of our report dated June 22, 1999 with respect to the financial statements of Paralogic Software Corporation, included in XOOM.com, Inc.'s Form 8-K, dated July 1, 1999.

/s/ ERNST & YOUNG LLP
Palo Alto, California
July 1, 1999